UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2017 (September 8, 2017)

Vantiv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35462	26-4532998
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8500 Governor’s Hill Drive

Symmes Township, Ohio 45249

(Address of principal executive offices, including zip code)

(513) 900-5250

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01. Entry into a Material Definitive Agreement.

Financing Agreements

The existing credit facilities of certain subsidiaries of Vantiv, Inc. (the “Company”) were and will be further amended pursuant to the third amended and restated loan agreement, dated as of September 8, 2017, by and among Vantiv, LLC, a Delaware limited liability company and a majority owned subsidiary of the Company (“Vantiv, LLC”), various lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”), and the other agents party thereto, effected pursuant to that certain third amendment and restatement agreement, dated as of September 8, 2017, by and among Vantiv, LLC, Vantiv Holding, LLC, a majority-owned subsidiary of the Company (“Vantiv Holding”), certain other subsidiaries of Vantiv, LLC, as guarantors, the Administrative Agent and the lenders and other agents party thereto. Those certain amendments set forth in Section 2 of the third amendment and restatement agreement were effective as of the signing of such third amendment and restatement agreement with the remaining amendments therein conditioned upon, among other things, Vantiv acquiring the shares of Worldpay Group plc, a public limited company registered in England and Wales, in a cash and stock transaction as described therein (the “Business Combination”).

The third amended and restated loan agreement provides for senior secured credit facilities (the “Senior Secured Credit Facilities”) comprised of (a) a $4,012,640,625 of term A loan tranches, comprised of (1) a $183,890,379.62 term A-3 loan tranche maturing in October 2021 (2) a $1,605,000,000 incremental term A-4 loan tranche which upon funding will become party of the same class of loans as the term A-5 loan tranche and (3) a $2,223,750,245.38 term A-5 loan tranche maturing on the fifth anniversary following the funding of the Business Combination, (b) $3,160,711,500 of term B loan tranches, comprised of (1) a $761.175 million initial term B loan tranche maturing in October 2023, (2) a $1,270 million incremental term B loan tranche maturing August 2024, (3) a $535.0 million incremental term B-1 loan tranche maturing on the seventh anniversary following the funding of the Business Combination and (4) a $594,536,500 incremental term B-2 loan tranche maturing on the seventh anniversary following the funding of the Business Combination and (c) a $1,250 million revolving credit facility comprised of (1) a $12,127,976.20 U.S. dollar only revolving credit facility maturing in October 2021 and (2) a $1,237,872,023.80 revolving credit facility available in U.S. dollars and certain additional currencies, including British pounds sterling and euros, maturing on the fifth anniversary following the funding of the Business Combination. A portion of the revolving facility in an amount not to exceed $200.0 million is available for swing line loans and a portion in an amount not to exceed $200.0 million is available for the issuance of letters of credit.

The term A loan tranches amortize in equal quarterly installments equal to 1.25% per quarter during each of the first twelve quarters, 1.875% per quarter during the next four quarters and 2.50% during the next three quarters, in each case, commencing after the funding of the respective tranche, with a balloon payment at maturity. The term B loan tranches amortize in equal quarterly installments of 0.25% per quarter, with a balloon payment at maturity. Additionally, subject to certain terms and conditions, the third amended and restated loan agreement permits the incurrence of incremental loans in an amount of up to $1,000 million, plus an unlimited amount of additional debt so long as Vantiv, LLC is in compliance with certain leverage ratios.

The obligations under the Senior Secured Credit Facilities are unconditionally guaranteed by Vantiv Holding and certain of Vantiv, LLC’s existing and subsequently acquired or organized domestic subsidiaries. The Senior Secured Credit Facilities and related guarantees are secured on a first-priority basis (subject to liens permitted under the third amended and restated loan agreement) by a lien on substantially all the tangible and intangible assets of Vantiv, LLC and the guarantors, including all of the capital stock held by such obligors (subject to a 65% limitation on pledges of capital stock of foreign subsidiaries and domestic holding companies of foreign subsidiaries), subject to certain exceptions.

Interest on all loans under the Senior Secured Credit Facilities is payable either quarterly or at the expiration of any LIBOR interest period applicable thereto. Borrowings under the third amended and restated loan agreement accrue interest at a rate equal to, at Vantiv, LLC’s option, a base rate or LIBOR rate plus an applicable margin. The applicable margin for the term A-3 loan tranche and the revolving U.S. dollar only credit facility ranges, depending on Vantiv, LLC’s leverage, from 125 to 200 basis points in the case of LIBOR loans and 25 to 100 basis points in the case of base rate loans. The applicable margin for the term A-5 loan tranche and the revolving multicurrency credit facility ranges, depending on Vantiv, LLC’s leverage, from 125 to 225 basis points in the case of LIBOR loans and 25 to 125 basis points in the case of base rate loans. The applicable margin for the initial term B loan tranche is 250 basis points in the case of LIBOR loans and 150 basis points in the case of base rate loans. The applicable margin for the incremental term B loan tranche, incremental term B-1 loan tranche and incremental term B-2 loan tranche is 225 basis points in the case of LIBOR loans and 125 basis points in the case of base rate loans. The initial term B loan tranche is also subject to a 0.75% interest rate floor for LIBOR loans and a 1.75% interest rate floor for base rate loans.

Subject to certain conditions and exceptions, Vantiv, LLC is permitted to make voluntary prepayments of the loans under the Senior Secured Credit Facilities and to reduce the existing loan commitments at any time without premium or penalty, except that, with respect to the term B loan tranches, subject to certain exceptions, such prepayments are subject to a premium equal to 1.0% of any of (1) the initial term B loan tranche prepaid prior to the date that is twelve months after the date of the second amended and restated loan agreement, (2) the incremental term B loan tranche prepaid prior to the date that is six months after the date specified in the applicable incremental amendment and (3) the incremental term B-1 loan tranche or incremental term B-2 loan tranche prepaid prior to the date that is six months after the funding of the Business Combination, in each case, with the proceeds of secured term debt bearing a lower effective interest rate than the debt repaid.

Subject to certain exceptions, Vantiv, LLC is required to prepay borrowings under the Senior Secured Credit Facilities as follows: (1) with respect to the term loans, with 100% of the net proceeds Vantiv, LLC receives from the incurrence of debt obligations other than permitted debt obligations, (2) with respect to the term loans, with 100% of the net proceeds in excess of $15 million individually and $30 million in the aggregate in any fiscal year that Vantiv, LLC receives from specified non-ordinary course asset sales or as a result of a casualty or condemnation events, subject to reinvestment provisions and (3) with respect to the tranche B term loans only, with 50% of excess cash flow for each fiscal year of Vantiv, LLC, which percentage is subject to decrease based on Vantiv, LLC’s senior secured leverage ratio.

The third amended and restated loan agreement requires Vantiv, LLC to maintain a maximum leverage ratio (based upon the ratio of total funded debt to consolidated EBITDA) and a minimum interest coverage ratio (based upon the ratio of consolidated EBITDA to cash interest expense), each of which will be tested quarterly based on the last four fiscal quarters, commencing on the first full fiscal quarter following the funding of the Business Combination. The maximum leverage ratio starts at 6.50:1.00 and becomes more restrictive over time. The minimum interest coverage ratio is 4.00:1.00 and is constant throughout the term of the agreement.

The third amended and restated loan agreement contains customary representations and warranties and affirmative covenants applicable to Vantiv, LLC, Vantiv Holding (in certain instances) and certain of Vantiv, LLC’s subsidiaries and also contains certain restrictive covenants, including, among others, limitations on: the incurrence of additional debt, liens on property, acquisitions and investments, loans and guarantees, mergers, consolidations, liquidations and dissolutions, asset sales, dividends and other payments in respect of Vantiv, LLC’s capital stock, prepayments of certain debt, transactions with affiliates and modifications of Vantiv, LLC’s organizational documents and certain debt agreements. The third amended and restated loan agreement also contains customary events of default.

As a result of the transactions governed by the third amended and restated loan agreement, following the funding of the Business Combination the revolving credit commitments will be increased by approximately $250 million, all of which may be used for general corporate purposes.

The foregoing description of the third amended and restated loan agreement and the third amendment and restatement agreement does not purport to be complete and is qualified in its entirety by reference to the third amended and restated loan agreement and the third amendment and restatement agreement, which are incorporated herein by reference as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be reported under this Item 2.03 is incorporated by reference from Item 1.01 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Third Amendment and Restatement Agreement, dated as of September 8, 2017, among Vantiv, LLC, Vantiv Holding, LLC, the other Loan Parties, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders party thereto, and the Third Amended and Restated Loan Agreement, attached thereto as Exhibit A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTIV, INC.

Dated: September 11, 2017	By:	/s/ NELSON F. GREENE
		Name:	Nelson F. Greene
		Title:	Chief Legal and Corporate Services Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amendment and Restatement Agreement, dated as of September 8, 2017, among Vantiv, LLC, Vantiv Holding, LLC, the other Loan Parties, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders party thereto.

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